Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-132904) and related prospectus of AT&T Inc. (AT&T) and to the incorporation by reference therein of our report dated February 24, 2006, with respect to the consolidated financial statements of Cingular Wireless LLC included in each of AT&T’s and BellSouth’s Annual Reports (Form 10-Ks) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
By:  /s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP
Atlanta, Georgia
June 1, 2006